UNIT NUMBER                                                                UNITS
                                UNIT CERTIFICATE
               EACH UNIT CONSISTS OF ONE SHARE OF COMMON STOCK AND
                  ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT

                      DOUBLE EAGLE PETROLEUM AND MINING CO.
Incorporated under the Laws of the State of Wyoming

                                                              CUSIP 258570 30 8

THIS CERTIFIES that, for value received


or registered assignor (the "Registered Holder"), is the owner of the number of units (the "Units") specified above, each of which consists of one (1) share of Common Stock, par value $.10 per share (the "Common Stock"), of Double Eagle Petroleum And Mining Co., a Wyoming corporation (the "Company"), and one (1) Redeemable Common Stock Purchase Warrant (a "Warrant" or, collectively, the "Warrants"). The Warrants are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agent Agreement (the "Warrant Agreement"), dated December __, 1996 by and between the Company and American Securities Transfer & Trust, Inc., the Warrant Agent and the Transfer Agent and Registrar. The Warrant Agreement provides, among other things, for adjustments to the Purchase Price, as that term is hereinafter defined, and the number of shares of Common Stock which may be purchased upon exercise of the Warrants under certain circumstances. Each Warrant entitles the Registered Holder to purchase one (1) fully paid and nonassessable share of Common Stock at any time until 5 P.M. Denver, Colorado time on December __, 2001 for $3.00 (the "Purchase Price"). The Warrants shall be exercisable or transferable commencing December __, 1996 (the "Exercise Date"). Commencing on the Exercise Date, the Warrants shall be redeemable by the Company at any time prior to their exercise or expiration upon 30 days prior written or published notice at a price of $.02 per Warrant, provided that the closing bid quotation for the Common Stock for at least 20 of the 30 consecutive business days ending on the date of the Company's giving notice of redemption has been at least $4.00 per share; and further provided, however, that the Registered Holders shall in any event have the right during the 30 day period immediately following the date of such notice to exercise the Warrants in accordance with the provisions of the Warrant Agreement.

     The Company will determine the date (the "Separation Date") on which to separate the Common Stock and Warrants included in the Units. Commencing on the Separation Date, the Registered Holder is entitled to exchange this Unit Certificate for separate certificates representing the number of shares of Common Stock and the Warrants comprising the Units represented by this Unit Certificate upon surrender of this Unit Certificate to the Transfer Agent and Registrar at the office of the Transfer Agent and Registrar, together with any documentation required by the Transfer Agent and Registrar. This Unit Certificate is exchangeable upon surrender hereof by the Registered Holder to the Transfer Agent and Registrar for a new Certificate(s) of like tenor representing an equal aggregate number of Units. Each of such new Unit Certificates shall represent the number of Units as shall be designated by such Registered Holder at the time of such surrender. This Unit Certificate shall be transferable at the office of the Transfer Agent and Registrar by the Registered Holder in person or by attorney duly authorized in writing upon surrender of this Unit Certificate. Upon due presentment and payment of any tax or other charge imposed in connection therewith or incidental thereto for registration of transfer of this Unit Certificate at such office, a new Unit Certificate(s) representing an equal aggregate number of Units will be issued to the transferee in exchange for this Unit Certificate.

     Prior to due presentment for registration of transfer hereof, the Company and the Transfer Agent and Registrar may deem and treat the Registered Holder as the absolute owner hereof and of each Unit represented hereby (notwithstanding any notations of ownership or writing hereof made by anyone other than a duly authorized officer of the Company or the Transfer Agent and Registrar) for all purposes and shall not be affected by any notice to the contrary.

     Notwithstanding anything herein or in the Warrant Agreement to the contrary, the Warrants shall not be exercisable with respect to the purchase of any securities (a) unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is then current and effective or an exemption from the registration provisions thereof is available and (b) by any person residing or domiciled in any state or other jurisdiction where registration or qualification of such securities is required in the absence of such registration or qualification.

     A full statement of the designations, relative rights, preferences, and limitations applicable to each class of shares or different series within a class which the Company is authorized to issue and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) will be furnished to shareholders upon request and without charge by the Company.

     This Unit Certificate shall be governed by and construed in accordance with the laws of the State of Wyoming without giving affect to conflicts of laws.

     This Unit Certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

     WITNESS the facsimile signatures of the officers of the Company and its corporate seal.

                                       DOUBLE EAGLE PETROLEUM AND MINING CO.


Dated:



By:                                      By:
   --------------------------------           ---------------------------------
      President                                     Secretary



                                    [ SEAL ]